SelectisHealth
8480 East Orchard Road, Suite 4900
Greenwood Village, CO 80111

August 27, 2024

Jim Creamer
Delivered via Email to: jcreamer@selectis.com

Dear Jim:

We are pleased to offer you the **full-time** position of **Chief Financial Officer (CFO)** with **Selectis Healthcare** (the "Company").

You will report directly to the CEO, Adam Desmond at a salary of **$7,500** per pay period ($180,000 per annum), under exempt status. There are two pay periods paid semi-monthly in accordance with the Company's standard payroll practices. You should note that the Company may modify job titles, compensation, and benefits from time to time as it deems necessary.

If you accept this position, your first day will be **retroactive to August 15, 2024.**

You will receive 3 weeks of PTO per year (prorated for 2024) and all employee benefit offerings per company plan, which is first of the month following 60 days of full-time employment.

The Company is excited about your continued employment in this new position and look forward to a productive and beneficial relationship. However, you should be aware that your employment with the Company constitutes at-will employment and is specified for no period of time. You are free to resign at any time, for any or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or notice. We request that, in the event of resignation, you give the company at least **30 days notice**.

You will be required, as a condition of your employment with the Company, to (i) sign and comply with the Company's Confidentiality and Non-disclosure, Code of Conduct, and Equipment Agreement Form, (ii) to agree to be bound and comply with the rules, regulations and policies of the company employee handbook, and (iii) satisfactorily complete a background check, drug test and any other test, as directed by the company, as well as proof of education requirements and certification verification, if applicable. As required by federal immigration laws, your employment will be contingent upon your providing legal proof of your identity and authorization to work in the United States.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.

As a Company employee, you will be subject to all applicable employment and other policies of the Company which may change over time.

We hope that you will accept this new position. To accept the Company's offer, please sign and date this letter and return it to me at adam@selectis.com.

Sincerely,

Adam Desmond
Chief Executive Officer

Agreed to and accepted:

Signature: [signature]

Date: 8/27/24